July 20, 2007

The Student Loan Corporation Announces
Second Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $71 million ($3.53 earnings per share) for the second quarter of 2007, a decrease of $31 million (31%) compared to net income of $102 million ($5.09 basic earnings per share) for the same period of 2006 primarily due to a $1.3 billion year-over-year decrease in loan sales and securitizations.

“We continued our strong performance in originations this quarter, highlighted by growth in FFELP Stafford and PLUS retail originations,” said CEO Mike Reardon. “Our focused efforts have enabled us to continue to expand our managed loan portfolio.”

During the twelve month period ended June 30, 2007, the Company’s managed student loan portfolio grew by $3.1 billion (10%) to $35.2 billion reflecting the Company’s continued strong origination performance.  The managed portfolio includes $22.2 billion of Company owned loan assets and $13.0 billion of loans held in securitization trusts. Second quarter originations included retail FFELP Stafford and PLUS originations of $0.6 billion, a 17% increase from the same period of last year. The Company also made new CitiAssist Loan commitments of $0.2 billion, up 8% compared to the same period last year.  Loan consolidation and other secondary market activities contributed approximately $0.6 billion of loans to the Company’s student loan portfolio during the 2007 second quarter.

Net interest income of $103 million for the second quarter of 2007 was $12 million, or 11%, lower than the same period of 2006. This decrease was mainly the result of lower average balances. Second quarter net interest margin was 1.74%, an increase of four basis points from the second quarter of 2006.

The Company’s other income of $60 million for the second quarter of 2007 was $36 million lower than the same period of 2006. This decrease was attributable to a $31 million decrease in gains on loans sold and securitized.  The Company sold and securitized $1.3 billion of loans during the second quarter of 2007 compared to $2.6 billion during the same period of 2006.  Market value fluctuations of the Company’s derivative instruments also contributed to the year-over-year decrease in fee and other income.

The Company’s operating expense ratio (total operating expenses as a percentage of average managed student loans) for the second quarter of 2007 was 0.52%, an increase of two basis points from the same period of 2006. Total operating expenses were $46 million for the second quarter of 2007, up $5 million (13%) from the same 2006 period.

The Company’s second quarter 2007 provision for loan losses of $4 million was $1 million lower than the second quarter 2006 provision.

The Company’s second quarter return on average equity decreased to 17.9% from 28.9% in the second quarter of 2006, due primarily to lower earnings and, to a lesser extent, higher equity balances.

On July 18, 2007, the Company’s Board of Directors declared a regular quarterly dividend on the Company’s common stock of $1.43 per share.  The dividend will be paid September 4, 2007 to shareholders of record on August 15, 2007.

The Student Loan Corporation is one of the nation’s leading originators and holders of FFELP program and private education loans.  Citibank, N.A., a subsidiary of Citigroup Inc., is the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400.  Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298.  Information is also available on the Company’s Web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  The Company’s actual results may differ materially from those suggested by the forward-looking statements, which are typically identified by the words or phrases “believe”, “expect”, “anticipate”, “intend”, “estimate”, “target”, “may increase”, “may fluctuate”, “may result in”, “are projected”, “will”, “should”, “would”, “could” and similar expressions.  These forward-looking statements involve risks and uncertainties including, but not limited to, general economic conditions, including the performance of financial markets and interest rates; and the effects of future legislative and regulatory changes, including those affecting the interest rates borrowers pay on certain loans and the magnitude of certain loan subsidies, which will determine the floor income benefit to the Company on Stafford Loans; and the persistence of lower risk-sharing liabilities.

                   Press Contact:                                                   Mark Rodgers                                                212-559-1719
                   Investor Relations:                                           Bradley Svalberg                                           203-975-6320

THE STUDENT LOAN CORPORATION
CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except per share amounts)

	June 30,	December 31,	June 30,
	2007	2006	2006
ASSETS	(Unaudited)		(Unaudited)
Federally insured student loans	$ 16,355,000	$ 17,184,133	$ 16,023,880
Private education loans	3,021,424	3,072,394	5,913,138
Deferred origination and premium costs	607,695	632,872	740,397
Allowance for loan losses	(15,411)	(14,197)	(9,936)
Student loans, net	19,968,708	20,875,202	22,667,479
Other loans and lines of credit	18,809	76,117	94,400
Loans held for sale	2,160,804	323,041	1,968,631
Cash	363	6,570	23,231
Residual interests in securitized loans	593,552	546,422	273,137
Other assets	967,135	809,251	832,289

Total Assets	$ 23,709,371	$ 22,636,603	$ 25,859,167

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings, payable to principal stockholder	$ 9,543,300	$ 11,136,800	$ 12,500,000
Long-term borrowings, payable to principal stockholder	11,900,000	9,200,000	11,200,000
Deferred income taxes	271,429	287,641	304,481
Other liabilities	381,382	458,861	389,065

Total Liabilities	22,096,111	21,083,302	24,393,546

Common stock, $0.01 par value; authorized 50,000,000 shares; 20,000,000 shares issued and outstanding	200	200	200
Additional paid-in capital	141,343	141,324	141,300
Retained earnings	1,471,717	1,410,968	1,324,121
Accumulated other changes in equity from nonowner sources	-	809	-

Total Stockholders' Equity	1,613,260	1,553,301	1,465,621

Total Liabilities and Stockholders' Equity	$ 23,709,371	$ 22,636,603	$ 25,859,167

THE STUDENT LOAN CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
NET INTEREST INCOME
Interest income	$ 400,674	$ 430,641	$ 779,321	$ 807,558
Interest expense	297,797	315,453	582,687	585,272
Net interest income	102,877	115,188	196,634	222,286
Provision for loan losses	(3,895)	(5,302)	(14,423)	(11,441)
Net interest income after provision for loan losses	98,982	109,886	182,211	210,845

OTHER INCOME
Gains on loans securitized	48,548	69,073	48,548	69,073
Gains on loans sold	2,492	13,448	20,266	20,199
Fee and other income	9,420	14,247	24,283	19,396
Total other income	60,460	96,768	93,097	108,668

OPERATING EXPENSES
Salaries and employee benefits	16,120	13,447	30,570	26,159
Other expenses	29,631	26,938	59,379	51,788
Total operating expenses	45,751	40,385	89,949	77,947

Income before income taxes	113,691	166,269	185,359	241,566
Income taxes	43,174	64,459	70,819	93,601
NET INCOME	$ 70,517	$ 101,810	$ 114,540	$ 147,965

DIVIDENDS DECLARED AND PAID	$ 28,600	$ 26,000	$ 54,600	$ 47,600

BASIC AND DILUTED EARNINGS
PER COMMON SHARE
(based on 20 million average shares outstanding)	$ 3.53	$ 5.09	$ 5.73	$ 7.40

DIVIDENDS DECLARED AND PAID PER COMMON SHARE	$ 1.43	$ 1.30	$ 2.73	$ 2.38

Certain prior period balances have been reclassified to conform to the current period’s presentation.